Exhibit 10.3

STAAR SURGICAL COMPANY CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this "Agreement"), dated as of is made by and between STAAR Surgical Company, a Delaware corporation (the "Company"), and ("Executive").

WITNESSETH:

WHEREAS, Executive is an executive of the Company and has made and is expected to continue to make significant contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly-held companies, the possibility of a Change in Control exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for valued executives such as Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his or her duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for Executive to continue to remain in the employ of the Company; and

WHEREAS, the Company and Executive acknowledge and agree that this Agreement replaces and supersedes any other prior agreements, arrangements and understandings, written or oral, between them concerning Executive's rights to receive severance compensation and/or benefits from the Company in the context of a Change in Control.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

1.1 "Base Pay" means Executive's annual base salary rate as in effect from time to time.

1.2 "Board" means the Company's Board of Directors.

1.3 "Cause" means any of the following, each as determined in the discretion of the Company's (or its successor's) Board:

(a)
any willful breach or habitual neglect of the duties which Executive is required to perform;
(b)
any act of dishonesty, fraud, insubordination, misrepresentation, gross negligence or willful misconduct;
(c)
conviction of a felony; or
(d)
intentional violation of any Company policy.

Notwithstanding the foregoing, no act or failure to act on Executive's part will be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

1.4
"Change in Control" means the occurrence of any one (or more) of the following events:
(a)
any person, including a group as defined in Section 13(d)(3) of the Exchange Act, but excluding Broadwood Partners, L.P. or a group of which it is a member, becomes the beneficial owner of stock of the Company with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;
(b)
as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;
(c)
the stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company;
(d)
acquisition in a single or series of related transactions, including without limitation a tender offer or exchange offer, by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or
(e)
any other event that a majority of the incumbent Board in its sole discretion determines to be a Change in Control.

Notwithstanding the foregoing, the formation of a holding company for the Company in which the stockholdings of the holding company after its formation are substantially the same as for the Company prior to the holding company formation does not constitute a Change in Control for purposes of this Agreement.

1.5
"Code" means the Internal Revenue Code of 1986, as amended.
1.6
"Disability" means that Executive is (a) unable to perform the essential functions of his or her position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees, or (c) determined to be totally disabled by the Social Security Administration, as interpreted by the Company in its discretion, or (d) deemed to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of "disability" applied under such disability insurance program complies with the requirements of this Section, as determined by the Company in its discretion. A determination that Executive has a Disability shall not be arbitrary or unreasonable and the Company, in making such determination, shall take into consideration the opinion of Executive's personal physician, if reasonably available, and any other physician deemed appropriate by the Company, but such determination by the Company shall be final and binding on the parties hereto. The Company will provide all applicable legally-required leaves to Executive, which shall be provided on an unpaid basis unless pay is otherwise required under applicable law. This provision shall be interpreted and applied in a manner consistent with all applicable laws, including laws regarding workers' compensation, disability, and family and medical leave laws.
1.7
"Earned Bonus Amount" means an amount equal to the greater of (A) the annual bonus earned by Executive for the Company's fiscal year immediately preceding the Termination Year, prorated for the portion of the Termination Year that elapsed prior to the Termination Date (unless the Termination Date occurs prior to the Company’s payment of earned bonuses for the year immediately preceding the Termination Year, in which case no proration will be necessary) and (B) the amount of bonus accrued for the Executive for accounting purposes in the Termination Year. Notwithstanding the foregoing, if the Executive was not employed by the Company in the fiscal year preceding the Termination Year, the Earned Bonus Amount shall be the Executive's target bonus in the Termination Year, reduced or increased by any Company performance factor generally applied to executive bonuses in the preceding fiscal year and prorated for the portion of the Termination Year that elapsed prior to the Termination Date; provided, that, if the Executive was employed for part of the fiscal year preceding the Termination Year the Earned Bonus Amount shall be the annualized amount of any bonus earned for such preceding fiscal year, prorated for the portion of the Termination Year that elapsed prior to the Termination Date (unless the Termination Date occurs prior to the Company’s payment of earned bonuses for the year immediately preceding the Termination Year, in which case no proration will be necessary).
1.8
"Employee Benefits" means any Company-sponsored group health and dental insurance plans that are provided to Executive as of the Termination Date. For the avoidance of doubt, Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of Executive in connection with amounts earned by Executive.

1.9
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
1.10
"Good Reason" means that one or more of the following have occurred without Executive's written consent:
(a)
Executive has experienced a material diminution in Base Pay after the Company's public announcement of a Change in Control;
(b)
Executive has experienced a material diminution in his/her authority, duties, responsibilities, or reporting structure as in effect immediately prior to the Company's public announcement of a Change in Control;
(c)
Executive has been notified that he/she will experience a material change in the geographic location at which he/she must perform his/her services to the Company after a Change in Control; or
(d)
The Company has materially breached this Agreement, provided that the effective date of any such material breach cannot occur until on or after a Change in Control.

For purposes of this Agreement, Executive must tender any resignation from the Company for "Good Reason" within ninety (90) days after the date that any one of the events shown above in (a) through (d) has first occurred without Executive's written consent within twelve (12) months following the Change in Control. Failure to terminate his/her employment within such ninety (90) day period shall mean that Executive has forever waived his/her ability to resign for Good Reason with respect to the event in question. Executive's resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of the written notice. Such written notice must be provided to the Company within thirty (30) days of the initial existence of the purported Good Reason event and shall describe in detail the basis and underlying facts supporting Executive's belief that a Good Reason event has occurred. Failure to timely provide such written notice to the Company means that Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his/her employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

1.11
"Qualifying Termination" means that Executive's employment with the Company is either (i) terminated by the Company without Cause within twelve (12) months following a Change in Control, or (ii) terminated by Executive for Good Reason within fifteen (15) months following a Change in Control. Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated without Cause or for Good Reason prior to a Change in Control, and the Board determines that such termination or Good Reason event (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately prior to the date of such termination of Executive's employment or Good Reason event, as applicable. For the avoidance of doubt, termination of Executive's employment by the Company for Cause, or due to Executive's death, Disability or voluntary resignation, shall not constitute a Qualifying Termination.

1.12
"Target Bonus Amount" means Executive's potential bonus under any bonus plan of the Company, assuming 100% achievement of Company and individual performance criteria.
1.13
"Termination Date" means Executive's last day of employment with the Company (and any Company subsidiary or affiliate) upon experiencing a Qualifying Termination and where such termination of employment constitutes a "separation from service" within the meaning of Code Section 409A.
2.
Termination. If Executive experiences a Qualifying Termination, then the following subsections in this Section 2 shall apply (with Sections 2.1(i) and 2.2 being subject to the effectiveness of the general release of claims referenced in Section 2.5 below):
2.1
Executive shall receive from the Company severance pay in the aggregate that equals (i) twelve months of Base Pay (at the greater of the rate on the Termination Date, or the rate on the date immediately prior to the Company's public announcement of the Change in Control), plus (ii) the Earned Bonus Amount, plus (iii) the Target Bonus Amount. The severance pay provided by this Section 2.1 shall be paid to Executive in a single lump sum payment on the thirtieth day (30th) day following Executive's Termination Date (or if such 30th day falls on a weekend or holiday, on the next following business day). Notwithstanding the foregoing, if Executive's Qualifying Termination is determined by the Company to be part of a group termination, then the severance pay provided by this Section 2.1 shall instead be paid to Executive in a single lump sum payment on the sixtieth day (60th) day following Executive's Termination Date (or if such 60th day falls on a weekend or holiday, on the next following business day).For the twelve-month period commencing with the month following the month in which Executive's Termination Date occurs, the Company shall continue to provide to Executive all Employee Benefits which were received by, or with respect to, Executive as of the Termination Date, at the same expense to Executive as before the Termination Date subject to immediate cessation in a manner consistent with applicable law if Executive is offered comparable employee benefits coverage in connection with new employment. For purposes of the foregoing, the Company shall provide Executive with the appropriate notice(s) informing Executive of the right to elect continuation coverage under the Company's group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and, in turn, Executive shall be responsible for timely electing COBRA continuation coverage following Executive's Termination Date. Executive shall provide advance written notice to the Company informing the Company when and if Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company,

Executive will provide the Company with written confirmation that he/she has not been offered other employee benefits. The availability of Executive's continued participation in the Employee Benefits and the Company's obligation to maintain the level of Executive's share of the cost of such benefits, shall be subject to the terms and conditions of the plan documents governing the Employee Benefits. Notwithstanding any provision in this Section 2.2, the availability of Executive's continued participation in the Employee Benefits and the Company's obligation to maintain the level of Executive's share of the cost of such benefits, shall be subject to the terms and conditions of the plan documents governing the Employee Benefits and is conditioned on the Company's ability to provide such benefits without creating a discriminatory arrangement that would subject the Company to any excise tax imposed under the Code. To the extent that the Company's payment of COBRA premiums on behalf of Executive in accordance with this Section 2.2 would create a discriminatory arrangement that subjects the Company to any excise tax imposed under the Code, or the Company otherwise determines in its reasonable discretion that payment of COBRA premiums is impermissible or impractical, the Company shall instead provide Executive with a cash lump sum payment in an amount equal to the monthly COBRA premium that would otherwise be payable by Executive to continue the Employee Benefits multiplied by twelve, which shall be paid to Executive at the same time as the severance pay provided under Section 2.1 above.

2.2
As of his/her Termination Date, Executive shall also be paid for his/her accrued but unpaid salary and vacation and unreimbursed valid business expenses that were submitted in accordance with Company policies and procedures, and shall be eligible for other vested benefits pursuant to the express terms of any employee benefit plan.
2.3
In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Code Section 280G, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after- tax basis, of (x) or (y) above. In order to produce the best possible after-tax result, for Executive, Executive hereby agrees to the reduction of any such payments or benefits under this Agreement, as well as any other payments or benefits provided for under agreements entered into between Executive and the Company that are included in the calculation of the Total Payments, such as, for example, the accelerated vesting of equity awards. If a reduction in the Total Payments constituting "parachute payments" is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of any accelerated vesting of equity awards; and (3) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (2) of the preceding sentence, awards shall be selected in a manner that maximizes the after- tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award's value to Executive when performing the foregoing comparison between (x) and (y) above, such award's value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of Code Section 280G) that are required to be made under this Section 2.4, shall be made by a nationally recognized independent audit firm not currently retained by the Company most recently prior to the Change in Control (the "Accountants"), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of Executive's Termination Date, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and Executive, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2.4.

2.4
All payments and benefits provided under Sections 2.1(i) and 2.2 are conditioned on and subject to Executive's continuing compliance with this Agreement and Executive's timely execution (and non-revocation and effectiveness) of a general release of claims in the form attached hereto as Exhibit A (or as may be reasonably modified by the Company in its reasonable discretion). There is no entitlement to any such payments or benefits unless and until such release of claims is effective. Such release of claims must become effective within thirty (30) days after the Termination Date (or, in the case Executive's Qualifying Termination is determined by the Company to be part of a group termination, within sixty (60) days after the Termination Date), or else Executive will be deemed to have waived all rights to any payments or benefits under Sections 2.1(i) and 2.2 of this Agreement. In addition, if during the twelve-month period after the Termination Date (the "Severance Period"), Executive receives or is entitled to receive payments or benefits under the WARN Act or similar state law, the severance pay for which Executive is potentially eligible under this Agreement will be correspondingly reduced on a dollar-for-dollar basis by the amount of any such payments or benefits Executive receives or is entitled to receive during the Severance Period in a manner that complies with Code Section 409A. If Executive has any rights to severance compensation and/or benefits upon termination of employment under any employment agreement or other Company plan, program, agreement, policy or practice, this Agreement is intended to completely supersede any such rights, and Executive shall be entitled to severance compensation and benefits only as set forth under this Agreement and not under any other arrangement with the Company.
3.
Successors and Binding Agreement.
3.1
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
3.2
This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
3.3
This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3.1 and 3.2. Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3.3, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
4.
No Retention Rights. This Agreement is not an employment agreement and does not give Executive the right to be retained by the Company (or its subsidiaries or affiliates) and Executive agrees that he/she is an employee-at-will. The Company (or its subsidiaries or affiliates) reserves the right to terminate Executive's service as an employee at any time and for any reason.
5.
Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS addressed to the Company (to the attention of the Company's General Counsel) at its principal executive office and to Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
6.
Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

7.
Governing Law. This Agreement is governed by the laws of the State of California, without reference to the conflict of law provisions thereof.
8.
Miscellaneous.
8.1
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. Notwithstanding the preceding sentence, the Company may terminate or amend this Agreement at any time, in whole or in part, and in any manner, and for any reason provided that the termination or amendment of this Agreement will be effective only after one (1) year advance written notice to Executive if such amendment or termination would result in a reduction of benefits that Executive would have otherwise been able to receive under the pre-amended Agreement.
8.2
No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
8.3
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.
8.4
Notwithstanding any provision in this Agreement to the contrary, this Agreement shall automatically terminate without consideration upon the termination of Executive's employment with the Company for any reason other than a Qualifying Termination.
9.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
10.
Code Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Code Section 409A. In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. In addition, if upon Executive's "separation from service" within the meaning of Code Section 409A, he or she is then a "specified employee" (as defined in Code Section 409A), then only to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such "separation from service" under this Agreement until the earlier of (i) the first business day of the seventh month following Executive's "separation from service," or (ii) ten (10) days after the Company receives written notification of Executive's death. Any such delayed payments shall be made without interest.

11.
Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.
12.
Restrictive Covenants. Executive must fully comply with the provisions specified in this Section 12 and also with all of the Company's written policies and procedures. In addition, Executive may be required to repay to the Company certain previously paid compensation (including, without limitation, payments and benefits provided under this Agreement) in accordance with Company policies and/or applicable law in the event that Executive breaches any provision of this Agreement.
12.1
Nondisparagement. Executive will not disparage the Company, its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. Executive further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties. Notwithstanding the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.
12.2
Nonsolicit. During Executive's employment with the Company and for twelve (12) months after Executive's Termination Date, Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, or recruit any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, or recruit any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, or recruit employees or consultants of the Company or (ii) use the Company's trade secret information to solicit and/or negotiate with any of the Company's customers, or use such trade secret information to disrupt, damage, impair, or interfere with the Company's business. Subject to the limitations noted herein, the Executive is not, however, restricted from being employed by or engaged in any type of business following the termination of the Executive's employment relationship with the Company.
12.3
Confidentiality. Executive shall not, except as required by any court or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive or his duties to the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company. Additionally, notwithstanding the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.

12.4
Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants herein, the damage or imminent damage shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company and Executive shall be entitled to apply for injunctive relief in the event of any breach or threatened breach of any of such provisions by Executive or the Company, in addition to any other relief (including damages) available to the Company or Executive under this Agreement or under law.
13.
Arbitration. The Company and Executive hereby agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, the termination of this Agreement or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator. The Company and Executive further agree that this Agreement is subject to and enforceable under the provisions of the Federal Arbitration Act (the "FAA"), 9 U.S.C. § § 1 et seq. Notwithstanding the foregoing, the Company and Executive agree that Executive shall have the ability to avoid enforcement of the duty to arbitrate in this Agreement with respect to “a case which is filed under Federal, Tribal, or State law and relates to the sexual assault dispute or the sexual harassment dispute,” as those terms are defined under the law (HR 4445). Additionally, nothing in this provision shall prohibit or limit the parties from seeking provisional relief pursuant to California Code of Civil Procedure Section 1281.8, in each case without the necessity to post a bond or other collateral. The selection of the arbitrator and the arbitration proceedings will be conducted in accordance with the applicable rules of the American Arbitration Association ("AAA") in effect at the time of filing of the demand for arbitration, and will take place in Los Angeles, California. BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT, SUBJECT TO THE EXCEPTIONS PROVIDED HEREIN.

* * * * *

[SIGNATURE PAGE TO CHANGE IN CONTROL AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written. By signing below, Executive acknowledges that he/she (i) has received a copy of this Agreement, (ii) is voluntarily entering into this Agreement and (iii) is agreeing to be bound by the terms of this Agreement.

"COMPANY"

STAAR SURGICAL COMPANY

By:

Its:

"EXECUTIVE"

By:

Its:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

Exhibit A

GENERAL RELEASE OF CLAIMS

I, (hereinafter referred to as the "Releasing Party"), do as follows in consideration for STAAR Surgical Company's agreement to provide me with the payments and benefits referenced in the "STAAR Surgical Company Change in Control Agreement" to which this Release is attached, less applicable payroll deductions, which I acknowledge is consideration beyond that to which I am otherwise entitled:

1.
Fully release and discharge forever STAAR Surgical Company and its agents, employees, officers, directors, trustees, representatives, owners, attorneys, subsidiaries, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the "Released Parties"), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Releasing Party or Releasing Party's heirs, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of the Releasing Party's execution of this Release.
2.
Without limiting the generality of the foregoing, and by way of example only, I fully release and discharge each and all of the Released Parties from any and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties (a) in connection with my employment, prior employment agreements, or the termination of such employment; (b) in connection with any and all matters pertaining to my employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, penalties, interest, damages, and promises on any and all of the above; and (c) under or in connection with the state and federal age discrimination laws, as explained further in Section 3 below. Notwithstanding the foregoing, this Release does not apply to any claims that cannot be released as a matter of law.
3.
Without limiting the scope of this Release in any way, I also certify that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that I have or may claim to have under the Federal Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act of 1990 ("OWBPA"), which is set forth at 29 U.S.C. § § 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by the Releasing Party.
4.
This Release extends to any and all claims including, but not limited to, any alleged (a) violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act of 1990, the ADEA, as amended by the OWBPA, the Fair Labor Standards Act, the California Labor Code, the applicable California Wage Order, the California Private Attorneys General Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985; (b) discrimination on the basis of national origin, sex, race, religion, age, disability, marital status, or any other characteristic protected by law, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing,

intentional or negligent infliction of emotional distress, fraud, retaliation, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed; and (c) any other violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions of employment with any of the Released Parties, including, but not limited to, any allegations for costs, fees, including attorneys' fees, incurred in any of these matters, which the Releasing Party ever had, now has, or may have as of the date of this Release. Notwithstanding the foregoing, this Release does not apply to any claims that cannot be released as a matter of law.

5.
Acknowledge that I have been fully compensated for all labor and services performed for the Released Parties and have been reimbursed for all business expenses incurred on behalf of the Released Parties through the date I signed this Release, and that the Released Parties do not owe me any expense reimbursement amounts or any wages, including any vacation, paid time off benefits, or sick pay.
6.
Acknowledge that this Release constitutes written notice that the Releasing Party has been advised to consult with an attorney prior to executing this Release and that the Releasing Party has carefully considered other alternatives to executing this Release.
7.
Agree not to damage, disparage, disrupt or interfere with the Released Parties' business or to undermine, in any way, the Released Parties' relationships or potential relationships with any actual or prospective employee, vendor or customer. The Releasing Party further agrees not to make critical, negative or disparaging remarks about the Released Parties or their services or products. The Releasing Party understands and agrees that any violation of this provision shall be a material breach of this Release. Notwithstanding the foregoing, nothing in this Release prevents the Releasing Party from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct the Releasing Party has reason to believe is unlawful.
8.
Understand that the aforementioned consideration is not to be construed as an admission on the part of said Released Parties of any liability whatsoever and that the Released Parties deny that they have engaged in any wrongdoing or have any liability whatsoever.
9.
Understand that the Released Parties dispute that any amounts whatsoever are owed to the Releasing Party, but wish to avoid the disruption, inconvenience, and the administrative, legal, and other costs associated with any litigation or other claims by the Releasing Party. Accordingly, the RELEASING PARTY AGREES NOT TO DISCLOSE, PUBLICIZE OR ALLOW OR CAUSE TO BE PUBLICIZED OR DISCLOSED ANY OF THE TERMS AND CONDITIONS OF THIS RELEASE, THE SETTLEMENT, OR THAT THIS OR ANY SETTLEMENT OR RELEASE HAS BEEN ENTERED INTO, EXCEPT FOR DISCLOSURES TO THE RELEASING PARTY'S SPOUSE, ATTORNEY AND TAX CONSULTANT, UNLESS SUCH PUBLICATION OR DISCLOSURE IS REQUIRED OR COMPELLED BY LAW OR IS NECESSARY TO ENFORCE THIS RELEASE.
10.
Acknowledge that in the event of a lawsuit in which any party claims a breach of this Release, the prevailing party shall be entitled to reasonable attorneys' fees and costs.
11.
Agree to return all amounts paid pursuant to this Release and to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys' fees, caused by my breach of the non-disclosure or non-publicity provisions contained herein. Furthermore, the Releasing Party agrees that the return or obligation to return any amounts paid pursuant to this Release due to the Releasing Party's breach of the non-disclosure or non-publicity provisions of this Release will not abrogate or affect in any way the Releasing Party's full release of any and all claims against the Released Parties.
12.
Except as otherwise provided for herein, the Releasing Party expressly releases any and all claims, damages, and causes of action whatsoever, of whatever kind or nature, whether known or unknown, or suspected or unsuspected, against the Released Parties. The Releasing Party understands that this Release SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, DAMAGES AND CAUSES OF ACTION, AS WELL AS THOSE KNOWN AND ANTICIPATED, and does hereby waive any and all rights under Section 1542 of the California Civil Code, which reads as follows:

Section 1542. [Certain claims not affected by general release.]

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known to him or her, would have materially affected his or her settlement with the debtor or released party.

13.
Understand and agree that the Releasing Party will not, for any reason, disclose to others or use for the benefit of anyone other than the Released Parties any trade secret, confidential or proprietary information of the Released Parties, including, but not limited to, information relating to the Released Parties' customers, clients, employees, consultants, affiliates, products, know-how, techniques, computer systems, programs, policies and procedures, research projects, future developments, costs, profits, pricing, customer and client business information. The Releasing Party further understands and agrees that the use of any trade secret, confidential or proprietary information belonging to the Released Parties shall be a material breach of this Release. Notwithstanding the foregoing, nothing in this Release prevents the Releasing Party from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct the Releasing Party has reason to believe is unlawful.
14.
The Releasing Party further certifies that he or she will not keep in his or her possession or under his or her control any specifications, formulae, notes, reports, proposals, correspondence, customer lists, sales bulletins, pricing information, planning documents, or copies of them, or any other property of the Released Parties. The Releasing Party will return all such documents and property to the company after his or her separation from the company, and not later than 72 hours after this Release is executed.
15.
Represent and warrant that I have informed STAAR of any failure by STAAR or its employees to comply with FDA requirements or other regulatory standards of which I am aware on the date of this Release.
16.
Acknowledge that I am aware of my right to revoke this Release at any time within the seven-day period following the date I sign it and that the Release shall not become effective or enforceable until the seven-day revocation period expires. Revocation may be accomplished by providing written notice to:

STAAR Surgical Company Attn: William Goodmen

25651 Atlantic Ocean Drive Lake Forest, California 92630

I understand that I will relinquish any right I have to the consideration specified in this Release if I exercise my right to revoke it.

17.
Acknowledge that I am relying solely upon the contents of this Release and am not relying on any other representations whatsoever of the Released Parties as an inducement to enter into this agreement and Release.
18.
The Releasing Party further acknowledges that the Releasing Party (a) has read this Release, including Attachment "1", (b) has been provided a full and ample opportunity to study it, including a period of at least 45 days within which to consider it (although the Releasing Party may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.

Dated:

(Executive)

Dated: :

William Goodmen

for STAAR Surgical Company